Exhibit 10.3

REVOLVING PROMISSORY NOTE

$25,000,000.00	March 2, 2011

For value received, OYO GEOSPACE CORPORATION, a Delaware corporation (“Borrower”) does hereby promise to pay to the order of THE FROST NATIONAL BANK (“Lender”), at P.O. Box 34746, San Antonio, Texas 78265, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or so much thereof as from time to time may be disbursed by Lender to Borrower under the terms of that certain Loan Agreement dated of even date herewith between Borrower, the Guarantors and Lender (the “Loan Agreement”), and be outstanding, together with interest from date hereof on the principal balance outstanding from time to time as hereinafter provided. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

1. Payment Terms. Interest only on amounts outstanding hereunder shall be due and payable monthly as it accrues, on the 2nd day of each and every calendar month, beginning April 2, 2011, and continuing regularly and monthly thereafter until March 2, 2014, when the entire amount hereof, principal and accrued interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

2. Interest Rate.

(a) The interest rate is a rate per year equal to the lesser of (i) the Wall Street Journal LIBOR Rate (as defined in clause (c) below) plus the Applicable Margin (as defined in clause (d) below), or (ii) the Maximum Rate (as defined in the Loan Agreement).

(b) The interest rate will be adjusted on the first (1st) day of each quarter (the “Adjustment Date”) and remain fixed until the next successive Adjustment Date. If the Adjustment Date in any particular quarter would otherwise fall on a day that is not a Business Day (as defined in Section 5 below) then, at Lender’s option, the Adjustment Date for that particular month will be the first Business Day immediately following thereafter.

(c) The Wall Street Journal LIBOR Rate is a rate of interest equal to the one month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal (or, if such source is not available, such alternate source as determined by Lender reasonably and in good faith) on the banking day immediately preceding the Adjustment Date, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

(d) The Applicable Margin shall be the following amounts per annum, based upon the ratio of Funded Debt to EBITDA (as defined in the Loan Agreement), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by Lender as required in the Loan Agreement; provided, however, that, until Lender receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 5 set forth below:

Pricing Level	Funded Debt to EBITDA	Wall Street Journal LIBOR Rate +
1	> 2.00	3.50%
2	2.00 >, but ≥ 1.50	3.25%
3	1.50 >, but ≥ 1.25	3.00%
4	1.25 >, but ≥ 1.00	2.75%
5	< 1.00	2.50%

The ratio of Funded Debt to EBITDA will be calculated at the end of each reporting period for which Lender requires financial statements, using the results of the twelve-month period ending with that reporting period. The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by Lender until the date the next compliance certificate or financial statement is received; provided, however, that if Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by Lender shall be the highest pricing level set forth above.

3. Late Charge. If a payment is made more than 10 days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (i) 5% of the unpaid portion of the regularly scheduled payment, or (ii) $250.00, whichever is less. Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

4. Default Rate. For so long as any Event of Default (as defined in the Loan Agreement) exists, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue at the applicable rate stated in Section 2 above plus five percent (5%) per annum, but in no event in excess of the Maximum Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any Event of Default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

5. Revolving Line of Credit. Under the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed $25,000,000.00. The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be. This Note shall not be deemed terminated or canceled prior to the date of its maturity other than in accordance with the terms of the Loan Agreement, although the entire principal balance hereof may from time to time be paid in full. Borrower may borrow, repay and re-borrow hereunder. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. If any payment of principal or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized to close or are in fact closed. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

6. Prepayment. Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

7. Default. It is expressly provided that upon the occurrence and during the continuance of an Event of Default the holder of this Note may, at its option, exercise the remedies of Lender provided in Section 9.02 of the Loan Agreement; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all out-of-pocket costs of collection, including reasonable attorney’s fees.

8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the Maximum Rate. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the Maximum Rate shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the

Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Security. This Note has been executed and delivered pursuant to the Loan Agreement and is secured by a Security Agreement of even date herewith, by and among Borrower, each of the domestic subsidiaries of Borrower identified on Schedule 1 hereto and Lender, covering certain collateral as more particularly described therein. The holder of this Note is entitled to the benefits and security provided in the Loan Documents (as defined in the Loan Agreement).

10. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all successors and assigns of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

11. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

12. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States of America may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

13. Purpose of Loan. Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

14. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

BORROWER:

OYO GEOSPACE CORPORATION, a Delaware corporation

By:	/s/ Thomas T. McEntire
Thomas T. McEntire, Chief Financial Officer and Secretary

Signature Page

to Revolving Promissory Note

SCHEDULE 1

TO

PROMISSORY NOTE

(1)	OYOG Operations, LP, a Texas limited partnership

(2)	Geospace Technologies, LP, a Texas limited partnership

(3)	OYO Instruments, LP, a Texas limited partnership

(4)	Geospace Engineering Resources International, LP, a Texas limited partnership

(5)	Concord Technologies, LP, a Texas limited partnership

(6)	Geospace Technologies Corporation, a Delaware corporation

(7)	Geospace Finance Corp., a Texas corporation

(8)	OYOG, LLC, a Delaware limited liability company

(9)	OYOG Limited Partner, LLC, a Texas limited liability company

Schedule 1

to Revolving Promissory Note